Exhibit 99.1

AMETEK Announces Appointment of Nick L. Stanage to Board of Directors

Berwyn, PA, May 8, 2026 – AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has appointed Nick L. Stanage as a new director of the Company. Mr. Stanage is the former Chairman and Chief Executive Officer of Hexcel Corporation (NYSE: HXL), a global leader in advanced lightweight composite technologies for aerospace, defense, and industrial applications.

“We are excited to welcome Nick as a member of AMETEK’s Board of Directors,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Nick is a seasoned executive with decades of global industrial experience. His proven success at Hexcel combined with his outstanding operating experience nicely complements our current Board of Directors.”

Mr. Stanage joined Hexcel in 2009 as President, before assuming the role of Chief Operating Officer in 2012. In 2013, he was named Hexcel’s Chief Executive Officer and in 2014, became Chairman of the Board. Following his retirement in May 2024, Mr. Stanage served as Executive Chairman until November 2024. Mr. Stanage now serves as a Director on Hexcel’s Board in addition to the boards of Huntington Ingalls Industries and TriMas Corporation.

Prior to joining Hexcel, Mr. Stanage served as President of the Heavy Vehicles Product Group and
Vice President and General Manager of the Commercial Vehicle Group at Dana Holding Corporation.
Prior to these roles, Mr. Stanage spent 20 years with Honeywell, Inc. holding a number of leadership roles, including Vice President and General Manager, Engine Systems & Accessories.

Mr. Stanage holds a Bachelor of Science degree in Mechanical Engineering from Western Michigan University and a Master of Business Administration degree from the University of Notre Dame.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247